Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	603-880-2206/603-880-2145	212-687-8080
NASHUA CORPORATION SETTLES PATENT LAWSUIT
     Nashua, N.H. October 10, 2005 – Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced that it and Océ Printing Systems GmbH (“Océ”) have mutually agreed to settle patent infringement litigation in which Océ alleged infringement of U.S. Patent No. 4,990,964 by the Nashua ST-2140 and ST-466 toner containers. Nashua denied infringement and alleged that the ‘964 patent was invalid. Nashua Corporation will no longer offer or sell the ST-2140 and ST-466 toner containers. Pursuant to the settlement, the parties have requested that the U.S. District Court for the Northern District of Illinois dismiss the lawsuit.
     Nashua Corporation previously had determined that its Toner business was non-strategic, and on April 5, 2005 had announced its decision to exit the Toner business in order to focus resources on opportunities available in its core operations.
     “Settling the Océ litigation is a positive development for Nashua as it resolves an issue that has occupied management time and attention,” said Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation.
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at: www.nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.